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COMPUTATION OF EARNINGS PER COMMON SHARE                              EXHIBIT 11
Fabri-Centers of America, Inc.
(Thousands of dollars, except share and per share data)


                                                                                   APRIL 29,             APRIL 30,
THIRTEEN WEEKS ENDED                                                                  1995                 1994
- ------------------------------------------------------------------------------------------------------------------
PRIMARY EARNINGS PER SHARE:

Net earnings (loss)                                                                $       278        $      (1,256)
                                                                                   ===========        =============

Weighted average shares of common stock outstanding during the period                9,185,731            9,118,896
Incremental shares from assumed exercise of stock options - primary                    282,580              228,177
                                                                                   -----------        -------------
                                                                                     9,468,311            9,347,073
                                                                                   ===========        =============
Primary earnings (loss) per common share                                           $      0.03        $       (0.13)
                                                                                   ===========        =============

FULLY DILUTED EARNINGS PER SHARE:

Net earnings (loss)                                                                $       278        $      (1,256)
Interest expense applicable to 6 1/4% convertible subordinated
  debentures,net of tax                                                                    548                  548
                                                                                   -----------        -------------
Net earnings (loss)                                                                $       826        $        (708)
                                                                                   ===========        =============

Weighted average shares of common stock outstanding during the period                9,185,731            9,118,896
Incremental shares from assumed exercise of stock options - fully diluted              321,946              231,787
Incremental shares from assumed conversion of 6 1/4% convertible
  subordinated debentures                                                            1,168,882            1,168,882
                                                                                   -----------        -------------
                                                                                    10,676,559           10,519,565
                                                                                   ===========        =============
Fully diluted earnings (loss) per common share                                     $      0.08        $       (0.07)
                                                                                   ===========        =============
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NOTE: This calculation is submitted in accordance with Regulation S-K Item
601(b) (11) although it is contrary to paragraph 40 of APB Opinion No. 15, because it produces an anti-dilutive result.



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